Exhibit 4.1

AMENDMENT NO. 1 TO
CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 to Convertible Promissory Note (this “Amendment”) is entered into as of October 15, 2026 (the “Amendment Effective Date”), by and between Datavault AI Inc., a Delaware corporation (“Borrower”), and Streeterville Capital, LLC, a Utah limited liability company (“Lender”). Borrower and Lender are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Borrower issued to Lender that certain Convertible Promissory Note dated August 18, 2026, in the original principal amount of $25,030,000.00 (as amended hereby and as may be further amended, modified, supplemented or restated from time to time, the “Note”), pursuant to that certain Securities Purchase Agreement dated August 18, 2026 between Borrower and Lender (as amended, modified, supplemented or restated from time to time, the “Purchase Agreement”).

B. The Parties desire to amend the Note to establish a floor price based on the Nasdaq Minimum Price applicable immediately preceding the issuance of the Note, on the terms set forth herein.

C. Section 15 of the Note provides that the prior written consent of both Parties is required for any change or amendment to the Note.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Note. The recitals above are incorporated into this Amendment by this reference.

2. Nasdaq Floor Price. Attachment 1 to the Note is hereby amended by adding the following new definition immediately after the definition of “Fixed Price”:

“Nasdaq Floor Price” means $0.0632, which is 20% of the Nasdaq Minimum Price determined immediately preceding the issuance of the Note, as adjusted for any reverse or forward stock split, stock dividend, stock combination, recapitalization, reclassification or other similar transaction occurring after the Amendment Effective Date.

3. Conforming Amendment to Subsequent Equity Sales. Section 9 of the Note is hereby amended by adding the following sentence at the end thereof:

Notwithstanding anything to the contrary contained in this Section 9, no adjustment pursuant to this Section 9 will reduce the Fixed Price below the Nasdaq Floor Price.

4. Effect of Amendment. From and after the Amendment Effective Date, each reference in the Note to “this Note,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the other Transaction Documents to the Note, will mean and refer to the Note as amended by this Amendment. This Amendment is a Transaction Document. Except as expressly amended by this Amendment, all provisions of the Note remain unchanged and in full force and effect. The Note, as amended by this Amendment, is hereby ratified and confirmed in all respects.

5. No Implied Waiver. The execution, delivery and effectiveness of this Amendment will not, except as expressly provided herein, operate as a waiver of any right, power or remedy of either Party under the Note or any other Transaction Document, or constitute a waiver of any provision of the Note or any other Transaction Document. This Amendment is limited as written and will not constitute a consent to any other amendment, modification or waiver of the Note or any other Transaction Document.

Amendment No. 1 to Convertible Promissory Note

6. Representations and Warranties. Each Party represents and warrants to the other Party that (a) such Party has full power and authority to execute and deliver this Amendment and to perform its obligations hereunder, (b) the execution, delivery and performance of this Amendment have been duly authorized by all necessary action of such Party, and (c) this Amendment constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and general principles of equity.

7. Governing Law; Arbitration. The governing law, venue and arbitration provisions of the Note and the Purchase Agreement are incorporated herein by reference and will apply to this Amendment as if set forth herein in full.

8. Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures delivered by electronic transmission, including in portable document format or through an electronic signature service, will be effective as originals for all purposes.

[Signature page follows]

Amendment No. 1 to Convertible Promissory Note

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

BORROWER:		LENDER:

DATAVAULT AI INC.		STREETERVILLE CAPITAL, LLC

By:	/s/ Brett Moyer	By:	/s/ John Fife
Name:	Brett Moyer	Name:	John Fife
Title:	Chief Financial Officer	Title:	President

Amendment No. 1 to Convertible Promissory Note